Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-81825 and 333-149634 on Form S-8 and Registration Statement No. 333-190307 on Form F-3 of our reports dated 20 May 2014, relating to the consolidated financial statements of Vodafone Group Plc and subsidiaries (the “Group”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Group’s adoption of International Financial Reporting Standard 11, Joint Arrangements and amendments to International Accounting Standard 19, Employee Benefits) and the effectiveness of the Group’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of Vodafone Group Plc for the year ended 31 March 2014.

/s/ Deloitte LLP

Deloitte LLP

London, United Kingdom

10 June 2014